Exhibit 99.1

Antero Resources Announces Strategic Marcellus Shale Acquisition

Denver, Colorado, December 2, 2010—Antero Resources today announced that it has acquired Bluestone Energy Partners, a privately held West Virginia natural gas producer.  The Bluestone assets include producing properties with 19 MMcfd of gross operated production (13 MMcfd net including non-operated production) from 93 operated vertical and 3 operated horizontal wells, gathering and compression assets and approximately 40,000 net acres in the Marcellus Shale play in West Virginia and Pennsylvania.  Approximately 96% of the leasehold is located in West Virginia and 54% is held by production.  Antero expects to add approximately 20 Bcfe of proved developed producing reserves by year-end 2010 as a result of the transaction.  The assets also include 11 Bcf net of index fixed price natural gas hedges for production through December 2013 at a NYMEX-equivalent price of $7.21 per MMBtu.

Closing consideration included $93 million of cash and the assumption of $25 million of subordinated debt due 2013.  Antero Resources LLC also issued approximately 3.8 million units in the transaction.  Following the closing of the acquisition, Antero controls approximately 168,000 net acres in the Marcellus Shale play and has 80 MMcfd of gross operated production (56 MMcfd net) from the Marcellus Shale.  The transaction closed on December 1, 2010 with an effective date of November 30, 2010.

Paul Rady, Chairman and CEO of Antero commented that “We are pleased to announce this strategic transaction with Bluestone Energy Partners that significantly adds to our Marcellus Shale acreage position in the heart of the southwest core area of the play.  Sam Ross, Mike Hall and the Bluestone team have created quite a valuable asset in the play and we congratulate them on their success.  We appreciate their confidence in Antero as exhibited by their equity position in Antero going forward.  We are also excited to have the opportunity to integrate a number of Bluestone people into the Antero organization as we continue to build our operations in West Virginia.”

****

Antero Resources is an independent oil and natural gas company engaged in the acquisition, development and production of unconventional natural gas properties primarily located in the Appalachian Basin in West Virginia and Pennsylvania, the Arkoma Basin in Oklahoma and the Piceance Basin in Colorado.  Our website is www.anteroresources.com.

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Antero’s control. All statements, other than historical facts included in this release, are forward-looking statements. All forward-looking statements speak only as of the date of this release. Although Antero believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

For more information, contact Chad Green, Finance Manager, at (303) 357-7339 or cgreen@anteroresources.com.